EXHIBIT 5.1

             [Letterhead of Jones Waldo Holbrook & McDonough, P.C.]


                                January 27, 2005

Q Comm International, Inc.
510 Technology Avenue, Building C
Orem, Utah 84097

         Re: Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Q Comm International, Inc., a Utah corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 600,00 shares of your Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the 2004 Stock Option Plan, as amended, and the 2003 Stock Option Plan, as amended (the "Plans"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,




                                          Jones Waldo Holbrook & McDonough, P.C.